Exhibit 99.1

Breitling Energy Announces Completion Operations on Hankamer #1 Well in Texas

Dallas, Texas – February 19, 2015 - Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announces the completion phase on the Hankamer #1 in Newton County, Texas, operated by Seely Oil. At least two Yegua sections will be perforated and tested. Log analysis and sidewall cores indicate the presence of oil and natural gas in sands that display good porosity and permeability.

The Hankamer #1 well, in which the Company is participating, is located within the established Norian Yegua field. A well east of the Hankamer site produced an estimated 143,000 barrels of oil and approximately100 million cubic feet of natural gas since early 2007 and is currently yielding approximately 30 barrels of oil per day. Less than a mile to the west, another yielded an estimated 505,000 barrels of oil and approximately 613 million cubic feet of gas during the same period, with current consistent projections of about 70 barrels of oil per day. Seely anticipates comparable production from the Hankamer #1.*

“This extends our reach into this area of southeast Texas where the economics make sense in most market conditions. We are confident participating in our second prospect here in less than 90 days and continue to add revenue through the drill bit in a way that makes viable sense for our shareholders,” said Chris Faulkner, Chairman and CEO of Breitling Energy.

The completion process is expected to be finished by early March, 2015.

*Well production data provided by drillinginfo.com

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation